EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
   Oakbrook Terrace, IL  60181, (630) 954-0400          AMEX: JOB

     FOR IMMEDIATE RELEASE                            July 27, 2005

     COMPANY:   General Employment Enterprises, Inc.

     CONTACTS:  Doris A. Bernar
                Communications Manager & Assistant Corporate
     Secretary
                Phone (630) 954-0495    (630) 954-0592 fax
                invest@genp.com    e-mail


          General Employment Reports Third Quarter Results


     OAKBROOK TERRACE, IL - General Employment Enterprises, Inc.
     (AMEX: JOB) reported net income of $259,000, or $.05 per share, for the quarter ended June 30, 2005, compared with a net loss of $12,000, for the same quarter last year.

     The Company's consolidated net revenues for the quarter were $5,319,000, up 12% from $4,755,000 for the same quarter last
     year.   Contract service revenues of $3,011,000 were up 3%,
     while  placement  service revenues of  $2,308,000  increased
     27%.

     Commenting on the Company's performance for the quarter,
     Herbert F. Imhoff, Jr., board chairman and CEO said, "The
     demand for the Company's placement services has strengthened since the third quarter of last year. The increase in placement service revenues for the quarter was achieved through a combination of a 16% increase in the number of placements and a 5% increase in the average placement fee. Contract service revenues benefited from a 15% increase in  the average  billing rate, but also reflected a 10% decrease
     in billable  hours.   The increase in consolidated revenues
     enabled the Company to return to profitability for the quarter."

     Mr. Imhoff added, "Continued improvement for the Company will depend on continued improvement in the demand for the Company's professional staffing services."

                         Nine Months Results

     For the nine months ended June 30, 2005, the Company had net income of $399,000, or $.07 per share (diluted), compared with a net loss of $919,000, or $.18 per share, for the same period last year. The results for 2004 reflect a loss from discontinued operations of $.02 per share. There were no provisions or credits for income taxes reflected in the results of operations for either year, because of the presence of losses carried forward from prior years.

     Consolidated net revenues for the nine-month period were $14,953,000, up 13% compared with $13,216,000 last year.

                        Business Information

     This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

     General Employment provides professional staffing services through a network of 19 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.




                GENERAL EMPLOYMENT ENTERPRISES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS
                  (In Thousands, Except Per Share)

                                           Three Months       Nine Months
                                          Ended June 30      Ended June 30
                                          2005      2004     2005     2004

  Net revenues:
    Contract services                   $ 3,011   $ 2,934  $ 8,741   $ 8,870
    Placement services                    2,308     1,821    6,212     4,346
    Net revenues                          5,319     4,755   14,953    13,216

  Operating expenses:
    Cost of contract services             2,133     2,179    6,193     6,440
    Selling                               1,403     1,030    3,814     2,681
    General and administrative            1,548     1,576    4,604     4,968
    Total operating expenses              5,084     4,785   14,611    14,089

  Income (loss) from operations             235       (30)     342      (873)
  Investment income                          24         8       57        31

  Income (loss) from
     continuing operations                  259       (22)     399      (842)
  Income (loss) from
     discontinued operations(1)              --        10       --       (77)

  Net income (loss)(2)                  $   259   $   (12)   $ 399   $  (919)

  Average number of shares:
    Basic                                 5,143     5,136    5,140     5,130
    Diluted                               5,283     5,136    5,361     5,130

  Per share - basic:
    Income (loss) from continuing
       operations                       $   .05   $    --  $   .08   $  (.16)
    Income (loss) from discontinued
       operations                            --        --       --      (.02)

    Net income (loss)                   $   .05   $    --  $   .08   $  (.18)

  Per share - diluted:
    Income (loss) from continuing
       operations                       $   .05   $    --  $   .07   $  (.16)
    Income (loss) from discontinued
       operations                            --        --       --      (.02)

    Net income (loss)                   $   .05   $    --  $   .07   $  (.18)

  __________________________________________________
  (1) In September 2004, the Company completed a transaction to sell the assets and business operations of its Pittsburgh, Pennsylvania staffing business, which is reflected as discontinued operations.

  (2) There were no provisions for income taxes for the periods ended June 30, 2005, because of the utilization of losses carried forward from prior years. There were no credits for income taxes as a result of the pretax losses for the periods ended June 30, 2004, because the losses were carried forward and there was not sufficient assurance that a future tax benefit would be realized.




                GENERAL EMPLOYMENT ENTERPRISES, INC.
          SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                           (In Thousands)


                                                    June 30     September 30
                                                       2005             2004

  Assets:
    Cash and cash equivalents                       $ 4,845          $ 4,437
    Accounts receivable, net, and
          other current assets                        2,439            2,319

       Total current assets                           7,284            6,756
    Property and equipment, net                         652              538

       Total assets                                 $ 7,936          $ 7,294


  Liabilities and shareholders' equity:
    Current liabilities                             $ 2,360          $ 2,126
    Shareholders' equity                              5,576            5,168

       Total liabilities and shareholders' equity   $ 7,936          $ 7,294